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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 15

           Certification and Notice of Termination of Registration
                            under Section 12(g) of
                            the Securities Exchange
               Act of 1934 or Suspension of Duty to File Reports
                        Under Sections 13 and 15(d) of
                                 the Securities
                             Exchange Act of 1934.

                        Commission File Number   0-10955

                               CODA ENERGY, INC.
             (Exact name of registrant as specified in its charter)

                         5735 Pineland Drive, Suite 300
                              Dallas, Texas  75231
                                 (214) 692-1800
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $0.02 per share
            (Title of each class of securities covered by this Form)

                                      None
 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [ X ]            Rule 12h-3(b)(1)(ii)  [   ]
Rule 12g-4(a)(1)(ii)    [   ]            Rule 12h-3(b)(2)(i)   [   ]
Rule 12g-4(a)(2)(i)     [   ]            Rule 12h-3(b)(2)(ii)  [   ]
Rule 12g-4(a)(2)(ii)    [   ]            Rule 15d-6            [   ]
Rule 12h-3(b)(1)(i)     [ X ]

Approximate number of holders of record as of the certification or notice date:
16

Pursuant to the requirements of the Securities Exchange Act of 1934, CODA ENERGY, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  February 23, 1996           BY:      /s/ Grant Henderson
                                      ------------------------------------------
                                       Grant W. Henderson
                                       President and Chief Financial Officer